Exhibit 10.6

Explanatory Note: This document has been translated from the Chinese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Chinese-language original. Such Chinese-language original shall be the controlling document for all purposes.

Employment Agreement

Party A: Huake Holdings Biology Co., Ltd., of which the principal offices are located at (the “Company”)

Party B: (the “Employee”)

According to the Labor Contract Law of the People's Republic of China and relevant labor laws, regulations and policies, combined with the relevant systems of Party A and the characteristics of Party B's position, following the principles of voluntariness, equality, and consensus through consultation, both parties agree to enter into the following clauses to clarify the rights and obligations of both parties, and expect both parties to maintain a good long-term employment relationship.

Article I The Term of the Agreement

The term of this Agreement starts from [   ] and will end on [   ].

Article II The Scope and Location of the Work

1. According to Party A's work needs and Party B's own skills and characteristics, Party A employs Party B as its [   ].

2. The job content of Party B shall be defined based on the job description and the staged or temporary job requirements arranged by Party A.

Article III Working Hours and Vacation

1. Party A implements a standard working system, with no more than 8 hours of work per day.

2. Party B shall complete its job within the specified normal working hours, and Party A shall not encourage Party B to work overtime. Party A arranges Party B to work overtime, which shall comply with laws and regulations. If Party A arranges Party B to extend working hours but cannot arrange compensatory leave, it shall pay no less than 150% of wages; if Party A arranges Party B to work on a rest day but cannot arrange compensatory leave, it shall pay no less than 200% of wages salary remuneration. If Party A arranges for B to work on statutory holidays, it shall pay no less than 300% of the salary.

3. Party A shall follow the requirements of the labor law for the statutory holidays stipulated by the state, maternity leave, paid leave and other leave for female employees. Party A arranges Party B's wedding and funeral holidays, breastfeeding leave, sick leave, etc. for female employees according to the actual work situation. However, Party B’s planned leave, such as maternity leave, paid annual leave, marriage leave, etc., should be applied for at least 30 days in advance so that Party A can arrange work. In case of death of immediate family members, illness or unforeseen circumstances, temporary application can be made temporarily.

Article IV Compensation

1. The compensation of Party B is agreed by both parties according to Party A’s internal policy, Party B's current position and job position. The agreed salary is RMB [ ]/month. The individual income tax shall be borne by Party B, and shall be withheld and paid by Party A during salary payment.

2. Party B shall pay in currency on the 10th day of the following month after deducting personal payable expenses from salary. In the case of force majeure, the delay in issuance must be notified at least one working day in advance.

Article V Social Insurance and Welfare

1. Party A shall apply for social insurance for Party B and pay relevant fees in accordance with national and local government regulations. Party A shall withhold and pay the fees payable by Party B from Party B's salary.

2. Party A may issue seniority allowance, job allowance and other benefits according to Party B's service time and job characteristics as appropriate.

3. Party A will adjust the overall salary level and improve the employee welfare system in a timely manner according to the social and economic growth level and its own development status.

Article VI Intellectual Property, Commercial Secrets, and Non-Compete

1. The intellectual property rights of Party B's technological development achievements and innovative achievements obtained during the working period or using Party A's resources belong to Party A.

2. Party A's technical information (including special technology, technical know-how, non-patented technical achievements, etc.) and business information (management know-how, customer list, supply information, production and marketing strategies, etc.) are commercial secrets and technical secrets, and Party B must keep them secret , shall not be disclosed to the outside world, and shall not be used for personal gain or for the benefit of new groups of others. If it causes losses to Party A, Party B shall compensate Party A's losses and 10 times the technical value.

3. Party B shall not invest in or work part-time in other companies that compete with the company's business during the period of employment and within three years after leaving the company, and shall not engage in activities that compete with Party A's business. If Party A requests to sign a non-disclosure agreement and non-compete agreement for the position that Party B is engaged in, Party B agrees to sign it.

Article VII Amendment and Termination

1. Amendment to this Agreement

The Company and Employee may amend this Agreement via written mutual consent.

2. Termination of this Agreement

a. This Agreement can be terminated via written mutual consent.

b. Party B may terminate this Agreement by notifying the Party A in writing thirty days in advance.

3. If Party B has one of the following circumstances, Party A can terminate this Agreement:

a. Material violation of Party A's rules and regulations;

b. Material dereliction of duty, malpractice for personal gain, causing significant damage to Party A;

c. Entry into employment with other employers at the same time, which seriously affects the performance of Party A's work tasks

d. Violation of labor discipline and disclosure of Party A's business secrets:

e. Being investigated for criminal responsibility according to law.

4. In any of the following situations, Party A shall notify Party B in writing 30 days in advance of rescission of this contract, and Party B shall pay a certain amount of economic compensation to Party A according to the service period of Party B:

a. Restructuring in accordance with the Enterprise Bankruptcy Law;

b. Serious difficulties in production and operation:

c. In case of production change, major technological innovation or adjustment of operation mode, after modifying this agreement, it is still necessary to reduce personnel:

d. The objective circumstances on which this agreement is based have undergone significant changes, making it impossible to perform this agreement;

5. If Party B has any of the following circumstances, Party A shall notify Party B in writing 30 days in advance or pay Party B an additional salary of 1 month, and notify the labor union of the reason to terminate this Agreement:

a. Party B suffers from illness or non-work-related injury , after the expiration of the medical treatment period, unable to engage in the original job or the job arranged by Party A:

b. Party B is incompetent for the job, and is still incompetent for the job after training or job adjustment;

c. Significant changes have taken place in the objective circumstances on which the Agreement was concluded, making it impossible to continue to perform the original Agreement, and after negotiation between Party A and Party B, no agreement can be reached on the modification of the Agreement.

6. If Party B has one of the following circumstances, Party A shall not terminate the Agreement in accordance with the above-mentioned circumstances:

a. Those who are engaged in operations exposed to occupational disease hazards and undergo pre-employment occupational health examinations, or suspect occupational diseases during the diagnosis or medical observation period;

b. Party A suffers from occupational disease or work-related injury and is confirmed to have lost or partially lost the ability to work;

c. Sickness or non-work-related injury within the prescribed medical treatment period;

d. During pregnancy, childbirth, and lactation;

e. Those who have worked in Party A continuously for 15 years and are less than 5 years away from the statutory retirement age:

f. Other circumstances stipulated by laws and administrative regulations.

7.If Party A has any of the following circumstances, Party B may notify Party A to terminate this Agreement at any time:

a. Failing to provide labor protection or working conditions in accordance with the Agreement;

b. Failing to pay labor remuneration in full and in time;

c. Failure to pay social insurance premiums for Party B according to law;

d. If Party A’s rules and regulations violate the provisions of laws and regulations and damage the rights and interests of Party B,

e. Using fraud, coercion or taking advantage of other people's dangers to make Party B conclude or change the Agreement against its true intention; 7.6

f. Other circumstances where the Agreement can be terminated by the laborer as stipulated by laws and administrative regulations. If Party A forces Party B to work by means of violence, threat or illegal restriction of personal freedom, or if Party A violates regulations and orders dangerous operations to endanger Party B's personal safety, Party B may immediately terminate the Agreement without prior notice to Party A.

8. Party B shall not terminate the Agreement under the following circumstances:

a. The training funded by Party A (including sending to universities, technical secondary schools or technical schools) and serving Party A for at least 3 years after the training;

b. Qualified as the key technical personnel, undertaking the construction and transformation tasks of an important project but the task has not been completed.

9. Under the following circumstances, the Agreement shall be terminated:

a. The Agreement expires;

b. Party B starts to enjoy the basic endowment insurance treatment in accordance with the law;

c. Party B dies, or is declared dead or missing by the people's court,

d. Party A is declared bankrupt according to law;

e. Party A is revoked of business license, ordered to close down, cancel or Party A decides to dissolve in advance:

f. Other circumstances stipulated by laws and administrative regulations. 2. Party A shall issue a certificate of rescission or termination of the Agreement when rescinding or terminating the Agreement, and handle the transfer of files and social insurance relations for Party B within 15 days; If it is stipulated that economic compensation shall be paid to Party B, it shall be paid when the work is handed over.

Article VIII Economic Compensation and Liquidated Damages

1. The economic compensation for the cancellation or termination of this contract by both parties shall be implemented in accordance with the "Labor Contract Law of the People's Republic of China" and relevant national, provincial and municipal regulations.

2. Party A shall notify Party B in writing 30 days in advance of layoffs according to the law. Party A shall pay one month's salary for each full year of work based on Party B's working years in Party A and Party B's average salary in the 24 months before the contract is terminated by Party B. Compensation, less than one year and more than half a year is calculated as one year, and compensation for half a month's wages for those who have worked for less than half a year, up to 12 months. At the same time, for Party B who signed the dedication agreement, Party A shall compensate Party B for the dedication salary in addition to the above-mentioned economic compensation.

3.If Party B violates Party A’s rules and regulations, neglects duty, engages in malpractice for personal gain or terminates the Agreement in violation of this contract, causing losses to Party A, Party B shall compensate Party A for losses.

4. If Party B violates the terms of keeping business secrets stipulated in this contract and causes losses to Party A, Party B shall compensate Party A for the losses and pay Party A liquidated damages.

5. If Party A provides special training fees for Party B, Party B shall serve Party A for 5 years. If Party B violates the agreement on the service period, it shall pay Party A training fees and liquidated damages. The service period is that the limited part of the service is completed for every one year, Party B shall pay 20% of the training cost to Party A as liquidated damages, and if it is less than one year, it shall be calculated as one year.

Article IX Other Matters

1. If Party B causes damage to Party A or causes Party A economic loss, Party A reserves the right of civil litigation against Party B. 2. When Party B proposes to terminate the contract, it shall notify Party A in writing at least 30 days in advance, so that Party A has enough time to arrange personnel to replace it.

Article X Labor Dispute

This contract is legally binding after signed or sealed by both parties according to law, and both parties must strictly perform it. In the event of a labor dispute, the two parties can negotiate to resolve it, or apply for mediation, arbitration, or litigation in accordance with the law. Any party that violates the terms of this contract shall bear corresponding legal responsibilities.

Article XI Miscellaneous

1. This contract is in triplicate with the same legal effect. Party A and Party B each hold one copy, and both parties should keep it properly.

2. Party B's job description and Party A's rules and regulations, as an annex to this contract or related constraints, have the same legal effect as this contract.

Agreed and Accepted by:

Party A:

Huake Holdings Biology Co., LTD.

By:	Pingting Wang
Title:	Chairwoman

Party B:

By:

Schedule of Material Differences

One or more person signed a pledge agreement under this form. Pursuant to Instruction ii to Item 601 of Regulation S-K, the Registrant may only file this form as an exhibit with a schedule setting forth the material details in which the executed agreements differ from this form:

Name	Position	Date of Agreement	Term of the Agreement	Monthly Compensation (RMB)
Pingting Wang	Chief Executive Officer	December 22, 2022	January 1, 2023 to December 31, 2025	3,500
Changsheng Zheng	Chief Financial Officer	March 9, 2020	April 1, 2020 to March 31, 2025	3,200